EXHBIT 3

Carl Icahn Issues Statement In Response
 to Herbalife's Settlement with the FTC

July 15, 2016

I have always believed in Herbalife's strong fundamentals and am pleased the Board has decided to increase my ownership limit from 25% to 34.99% of the Company's outstanding shares.  A significant part of my investment success is directly tied to our in-depth investment research and understanding of often complex and unique issues facing companies.  One can be sure that this was the case with Herbalife where we spent considerable time and resources studying the false pyramid scheme accusations made against the Company.  Unlike many of those that "shorted" Herbalife, we did not rely on one or two research papers prepared by non-experts.  As a result of our research, over three years ago we concluded that Herbalife was not a pyramid scheme.  The FTC settlement announced today, coming after a two-year investigation also concluded that Herbalife is not a pyramid scheme – a conclusion that obviously vindicates our research and conviction.  While Bill Ackman and I are on friendly terms, we have agreed to disagree (vehemently) on this subject.  Simply stated the shorts have been completely wrong on Herbalife.  Now that the Company has reached a settlement with the FTC, it is time to consider a range of strategic opportunities, including potential roll-ups involving competitors, as well as other strategic transactions.

I have the greatest confidence in Herbalife's CEO, Michael Johnson, and the entire management team, who have skillfully led the Company through adversity, including holding firm against a high-profile PR campaign against the Company by Bill Ackman where it was alleged more than once that the Company would be shut down. Obviously, we are still here.  I genuinely commend management's steadfastness in the face of short sellers desperate to rally a bear raid based on false accusations. The short-sellers should also note that since joining the Board three years ago, we have paid attention to their accusations and while the vast majority have been baseless, a handful of their points were valid and the Company has made appropriate changes.  Interestingly, ending and modifying certain practices has not hurt earnings one iota.

Herbalife produces some of the finest nutrition products in the world and its direct sales model gives people an opportunity, either full- or part-time, to start their own business.   Without the Herbalife sales opportunity many of these people would be unemployed or otherwise have a difficult time finding work. In my teens I spent several summers working as a Fuller Brush man going door to door often working 12 hours per day.  I ended up earning more during the summer than my father.  Many of my friends who also started with me but were not willing to work as hard failed as salesmen.  But no one would believe their failure made Fuller Brush a "bad" company.  Fuller Brush, much like Herbalife, provided many people with potential income opportunities where such opportunities may not have otherwise existed.  Just because not everyone can be successful selling Herbalife products does not mean Herbalife is a "bad" company."  I believe that now the cloud over Herbalife is gone, the Company will continue to grow and continue to provide much needed employment for many more hard-working people."

Important Disclosure Information

SPECIAL NOTE REGARDING THIS STATEMENT

THIS STATEMENT CONTAINS OUR CURRENT VIEWS ON HERBALIFE AND OUR INVESTMENT IN HERBALIFE. OUR VIEWS ARE BASED ON OUR ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED IS ACCURATE OR COMPLETE, NOR CAN THERE BE ANY ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. HERBALIFE'S ACTUAL PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS. WE DO NOT RECOMMEND OR ADVISE, NOR DO WE INTEND TO RECOMMEND OR ADVISE, ANY PERSON TO PURCHASE OR SELL SECURITIES AND NO ONE SHOULD RELY ON THIS STATEMENT OR ANY ASPECT OF THIS STATEMENT TO PURCHASE OR SELL SECURITIES OR CONSIDER PURCHASING OR SELLING SECURITIES. THIS STATEMENT DOES NOT PURPORT TO BE, NOR SHOULD IT BE READ, AS AN EXPRESSION OF ANY OPINION OR PREDICTION AS TO THE PRICE AT WHICH HERBALIFE SECURITIES MAY TRADE AT ANY TIME. AS NOTED, THIS STATEMENT EXPRESSES OUR CURRENT VIEWS ON HERBALIFE. OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING HERBALIFE WITHOUT UPDATING THIS STATEMENT OR PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES. INVESTORS SHOULD MAKE THEIR OWN DECISIONS REGARDING HERBALIFE AND ITS PROSPECTS WITHOUT RELYING ON, OR EVEN CONSIDERING, ANY OF THE INFORMATION CONTAINED IN THIS STATEMENT.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this statement are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "should," "may," "will," "objective," "projection," "forecast," "management believes," "continue," "strategy," "position" or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this statement include, among other things, the factors identified under the section entitled "Risk Factors" in Herbalife's Annual Report on Form 10-K for the year ended December 31, 2015. Such forward-looking statements should therefore be construed in light of such factors, and Icahn is under no obligation, and expressly disclaims any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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